Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-179830 on Form S-8 of our report dated June 21, 2016, relating to the financial statements and schedules of UnitedHealth Group 401(k) Savings Plan, appearing in this Annual Report on Form 11-K of UnitedHealth Group 401(k) Savings Plan for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
June 21, 2016